FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Greg Gin (415) 896-6820 dsherk@evcgroup.com ggin@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal 2011 First Quarter Financial Results

•	Net Sales of $51.5 Million
•	Net Income of $1.9 Million, or $0.08 EPS
•	Operating Cash Flow of $1.7 Million
•	Updates Fiscal Year 2011 Guidance
•	Conference Call Today at 4:30 p.m. Eastern Time

ALBANY, NY (October 7, 2010) — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices for the minimally-invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal 2011 first quarter ended August 31, 2010 that were in line with the preliminary results reported on September 7, 2010.

Net sales in the first quarter were $51.5 million, a 3% increase over the $50.1 million reported in the prior year period.  Oncology/Surgery sales increased 22% to $15.6 million from the prior year, and included $1.1 million in NanoKnife® System sales.  Peripheral Vascular sales were $20.7 million, a decrease of 2%, and Access sales were $15.2 million, a decrease of 6%, from the first quarter a year ago.

Gross margin was 58.3% compared with 58.0% in the preceding quarter and 60.2% a year ago.  The year-over-year decline is primarily due to lower average selling prices for Peripheral Vascular and Access products due to a competitive pricing environment, and sales mix.  Operating income was $3.5 million in the quarter compared with $3.6 million a year ago.  Other expense increased to $528,000 in the first quarter of 2011 from $165,000 in the first quarter a year ago primarily due to the cost of an interest rate swap and foreign exchange losses.  The impact of this increase was a reduction in earnings of $0.01 per share.  Net income in the first quarter was $1.9 million, or $0.08 per share, compared with $2.1 million, or $0.09 per share, a year ago.

AngioDynamics generated cash flow from operations of $1.7 million during the first quarter.  At August 31, 2010, cash and investments totaled $102.0 million, and long-term debt was $6.5 million.

“The first quarter results reflect the challenging environment we face in several markets,” said Jan Keltjens, President and Chief Executive Officer.  “As we noted last month, a procedure volume slowdown in some of our U.S. markets, compounded by the impact of our first quarter transition to a unified U.S. vascular sales force reduced our revenue growth in the quarter.  The softness in the Vascular division offset ongoing strong growth from our Oncology business in the U.S. and Asia Pacific.  We completed the recruitment of our senior leadership team and implemented organizational changes in our research and development organization that we believe will increase productivity.  Our goal is to grow significantly faster than the broader market.  We remain confident that our focus on Oncology, Venous Intervention and Access markets, investments in innovative products and financial strength position us to drive our long-term growth and profitability.”

Highlights of the quarter, and more recent activities, include the following:

•
Strong clinician response to AngioDynamics’ NanoKnife System commercial sales efforts continued with physicians treating an additional 92 new patients since July 15, 2010.  A total of 322 patients have now been treated to date with the NanoKnife system.  Four hospitals entered into a commercial agreement for the NanoKnife System during the first quarter.

•
An article, "Irreversible Electroporation of Renal Cell Carcinoma: A First in Man Phase 1 Clinical Study," authored by Maciej Pech, Andreas Janitzky, Johann Jacob Wendler, Christof Strang, Simon Blaschke, Oliver Dudeck, Jens Ricke and Uwe-Bernd Liehr, was published in Cardiovascular Interventional Radiology, August 2010, DOI 10.1007/s00270-010-9964-1.

•
The Company expanded its Smart Port® CT family of power-injectable ports, featuring its patented Vortex port technology, to include low-profile and mini models for repeated treatments, such as chemotherapy and for use with computer tomography (CT).  The new models offer additional placement options for specialized anatomies, such as smaller patients.  The Company also began to sell a 16 gauge non-coring high flow needle for use with implantable ports.

•
The new 0.18-inch procedure kit featuring NeverTouch® gold-tip fiber technology was launched for the VenaCure EVLT™ endovenous laser system, reducing the number of components involved in gaining access for the procedure, allowing fewer procedure steps and faster procedure time for physicians.

•
The Company strengthened its executive team with the appointment of Scott Solano as Senior Vice President and Chief Technology Officer, and Scott Etlinger to the position of Senior Vice President, Global Operations.  Mr. Solano will lead worldwide research, product development and intellectual property activities. Mr. Etlinger will have responsibility for manufacturing, sourcing and global supply chain management.

Fiscal 2011 Guidance

The Company updated its outlook for fiscal 2011 as follows:

•	Net sales in the range of $220.0 million to $225.0 million, an increase of 2% to 4% over fiscal 2010 net sales
•	Gross margin in the range of 58% to 59% of net sales
•	GAAP operating income in the range of $20.5 million to $22.0 million
•	EBITDA in the range of $33.0 million to $34.5 million
•	GAAP EPS in the range of $0.47 to $0.50, inclusive of a $0.21 to $0.23 per share negative impact from the ongoing investment in the NanoKnife program

Conference Call

AngioDynamics management will host a conference call to discuss its first quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-6009.

In addition, individuals can listen to the call on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com. To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.  In addition, a replay of the call will be available at http://investors.angiodynamics.com.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported non-GAAP EBITDA (income before interest, taxes, depreciation and amortization). Management uses this measure in its internal analysis and review of operational performance. Management believes that this measure provides investors with useful information in comparing AngioDynamics’ performance over different periods. By using this non-GAAP measure, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease.  AngioDynamics’ diverse product lines include market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products.  More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2010. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended
	Aug 31,	Aug 31,
	2010	2009
	(unaudited)

Net sales	$51,507	$50,092
Cost of sales	21,487	19,960
Gross profit	30,020	30,132
% of net sales	58.3%	60.2%

Operating expenses
Research and development	5,242	4,849
Sales and marketing	14,444	15,359
General and administrative	4,586	4,077
Amortization of intangibles	2,267	2,272
Total operating expenses	26,539	26,557
Operating income	3,481	3,575
Other income (expense), net	(528)	(165)
Income before income taxes	2,953	3,410
Provision for income taxes	1,065	1,299
Net income	$1,888	$2,111

Earnings per common share
Basic	$0.08	$0.09
Diluted	$0.08	$0.09

Weighted average common shares
Basic	24,755	24,432
Diluted	25,032	24,590

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended
	Aug 31,	Aug 31,
	2010	2009
	(unaudited)

Operating income	$3,481	$3,575

Amortization of intangibles	2,267	2,272
Depreciation	762	738
EBITDA	$6,510	$6,585

EBITDA per common share
Basic	$0.26	$0.27
Diluted	$0.26	$0.27

Weighted average common shares
Basic	24,755	24,432
Diluted	25,032	24,590

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended
	Aug 31,	Aug 31,
	2010	2009
	(unaudited)

Net Sales by Product Category
Vascular
Peripheral Vascular	$20,701	$21,059
Access	15,213	16,231
Total Vascular	35,914	37,290
Oncology	15,593	12,802
Total	$51,507	$50,092

Net Sales by Geography
United States	$45,472	$44,913
International	6,035	5,179
Total	$51,507	$50,092

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Aug 31,	May 31,
	2010	2010
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$67,202	$58,763
Marketable securities	34,796	41,311
Total cash and investments	101,998	100,074

Receivables, net	23,637	29,838
Inventories, net	33,517	29,216
Deferred income taxes	4,234	5,281
Prepaid income taxes	5,641	5,525
Prepaid expenses and other	755	1,426
Total current assets	169,782	171,360

Property, plant and equipment, net	24,092	24,193
Intangible assets, net	56,093	58,352
Goodwill	161,974	161,974
Deferred income taxes	2,715	2,527
Other non-current assets	5,695	5,519
Total Assets	$420,351	$423,925

Liabilities and Stockholders' Equity
Current portion of long-term debt	$260	$260
Other current liabilities	18,171	25,766
Long-term debt, net of current portion	6,485	6,550
Total Liabilities	24,916	32,576

Stockholders' equity	395,435	391,349
Total Liabilities and Stockholders' Equity	$420,351	$423,925

Shares outstanding	24,820	24,747

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended
	Aug 31,	Aug 31,
	2010	2009
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$1,888	$2,111
Depreciation and amortization	3,029	3,010
Tax effect of exercise of stock options	9	29
Deferred income taxes	875	1,467
Stock-based compensation	1,219	1,187
Other	(156)	(103)
Changes in operating assets and liabilities
Receivables	6,206	3,830
Inventories	(4,035)	(7,165)
Accounts payable and accrued liabilities	(7,676)	(3,226)
Other	379	(1)
Net cash provided by operating activities	1,738	1,139

Cash flows from investing activities:
Additions to property, plant and equipment	(662)	(930)
Purchases, sales and maturities of marketable securities, net	6,530	3,646
Net cash provided by (used in) investing activities	5,868	2,716

Cash flows from financing activities:
Repayment of long-term debt	(65)	(85)
Proceeds from exercise of stock options and ESPP	850	574
Net cash provided by (used in) financing activities	785	489

Effect of exchange rate changes on cash	48	(85)
Increase (Decrease) in cash and cash equivalents	8,439	4,259

Cash and cash equivalents
Beginning of period	58,763	27,909
End of period	$67,202	$32,168